UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 12, 2016 (April 6, 2016)

EFACTOR GROUP CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-51569	84-1598154
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

340 West 42nd Street, Suite 880

New York, New York 10108

(Address of Principal Executive Offices)

(650) 380-8280

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 12, 2016, EFactor Group Corp. (the “Company”) entered into a Securities Purchase Agreement (“Purchase Agreement”) dated as of April 1, 2016 with Magna Equities II, LLC and Increasive Ventures B.V. (the “Lenders”), pursuant to which the Company issued to the Lenders promissory notes in the aggregate principal amount of $225,000 (the “Notes”) for an aggregate purchase price of $200,000. The principal due under the Notes accrues interest at a rate of 12% per annum. All principal and accrued interest under the Notes is due on April 1, 2017 and is convertible into shares of the Company’s common stock at a conversion price equal to the lesser of: (i) 60% of the lowest trading price of the common stock in the five trading days prior to conversion and (ii) $1.00, subject to adjustment upon the occurrence of certain events.

The Purchase Agreement also provides that the Lenders have the right of first refusal to purchase securities in any future offerings by the Company for two years following the closing date of the transaction, subject to certain exceptions, and the Company may not conduct any equity financings during that period unless it complies with the terms and conditions of the right of first refusal. The Company also agreed that, until the later of 180 days and the date the Lenders no longer own any securities of the Company, it will not enter into or discuss with any parties (other than the Lenders) any transaction involving the sale, transfer or other disposition of any securities, assets or rights of the Company or any of its subsidiaries. The Notes include customary events of default including non-payment of the principal or accrued interest due on the Notes. Upon an event of default, all obligations under the Note will become immediately due and payable and the Company will be required to make certain payments to the Lenders.

The Company also entered into a forbearance agreement dated as of April 1, 2016, with the Lenders pursuant to which the Lenders agreed not to exercise their remedial rights under the other promissory notes previously issued to the Lenders by the Company which are currently in default, subject to the terms and conditions thereof, until the earlier of April 1, 2017 or the occurrence of an event of default under the agreement (the “Forbearance Agreement”). The Forbearance Agreement contains a number of events of default, including the Company’s failure to comply with any term, condition or covenant of the agreement, the occurrence of a default with respect to other indebtedness of the Company after the date of the agreement and the filing of a petition under the bankruptcy or insolvency laws.

In connection with the Purchase Agreement and the Forbearance Agreement, the Company entered into a security agreement dated as of April 1, 2016, with the Lenders, pursuant to which the Company granted a first priority security interest in all of the Company’s assets to secure the Company’s obligations under the Notes and all other promissory notes previously issued to the Lenders by the Company (the “Security Agreement”). In addition, the Company entered into a stock pledge and security agreement with the Lenders dated as of April 1, 2017, pursuant to which the Company granted to the Lenders, a security interest in the shares of capital stock of all of the Company’s subsidiaries (the “Pledge Agreement”).

The foregoing summaries of the terms of the Notes, the Purchase Agreement, the Forbearance Agreement, the Security Agreement and the Pledge Agreement are subject to, and qualified in their entirety by, the agreements and instruments attached hereto as Exhibits 4.1, 10.1, 10.2, 10.3 and 10.4, respectively, which are incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above with respect to the Notes, the Purchase Agreement and the related agreements is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 above with respect to the issuance of the Notes is incorporated herein by reference. The issuance of the Notes was made in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(a)(2) of the Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 6, 2016, Thomas Trainer resigned as a director and chairman of the board of directors of the Company, effective immediately. Mr. Trainer’s resignation did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Form of Promissory Note issued to Lenders
10.1	Securities Purchase Agreement, dated as of April 1, 2016, by and among the Company and the Lenders
10.2	Forbearance Agreement, dated as of April 1, 2016, by and among the Company and the Lenders
10.3	Security Agreement, dated as of April 1, 2016, by and among the Company and the Lenders
10.4	Stock Pledge and Security Agreement, dated as of April 1, 2016, by and among the Company and the Lenders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 12, 2016

EFACTOR GROUP CORP.

By:	/s/ Mark Noffke
Name: Mark Noffke
Title: Chief Financial Officer